EXHIBIT 10-29

October 18, 2023
CBReqID: 14704

Lauren S. Fisher
12005 Creekbend Drive
Reston, VA 20194
E:laurensfisher@gmail.com P: 571-334-4444

Dear Lauren:

Congratulations! We are delighted to extend you an offer to join TEGNA Inc. as Senior Vice President and Chief Legal Officer. Your compensation will be paid bi-weekly at an annual base salary of $470,000.00 (gross). This is a Full-Time, Exempt position.

Listed below is more information about the offer effective upon your acceptance:

TITLE:	SVP, Chief Legal Officer
DEPARTMENT:	Corp Legal (0140104)
REPORTS TO:	Dave Lougee, President & CEO
WORK LOCATION:	TEGNA Headquarters - Tysons
TARGET START DATE:	November 27, 2023

Performance Bonus: You will be eligible to participate in an annual bonus plan contingent upon your performance, company and division performance, and the availability of funds in the bonus pool. Your target bonus percentage is 75% of your base compensation. Your 2023 guaranteed bonus award of $200,000 will be payable on January 12, 2024. Please keep in mind that, within its sole discretion, TEGNA reserves the right to alter, amend or terminate this bonus plan (but not the guaranteed bonus) at any time and for any reason.

Long-Term Incentive: In 2023 you will receive a $900,000 Long Term Incentive award in the form of restricted stock units (“RSUs”). This one-time grant will be issued in December 2023 and vest in four equal installments on February 29, 2024, February 28, 2025, February 28, 2026, and February 28, 2027. For 2024 and going forward, you will be eligible to participate in TEGNA’s Long Term Incentive Program (“LTIP”). Your target is 200% of the base compensation. Your annual award will be split between RSUs and performance share units (“PSUs”) at 45% and 55%, respectively. The annual award is determined by the Leadership Development Compensation Committee of the Board of Directors with final award value based upon your performance and guidelines in place at the time and are always subject to change at management’s discretion. Please keep in mind that TEGNA reserves the right to amend, alter or eliminate the LTIP at any time or for any reason. Chenhua Wang, Director, Compensation (703-873-6491) is available to discuss details of the LTIP.

TEGNA Executive Severance and Change in Control Severance: Pending approval from the Leadership Development Compensation Committee of the Board of Directors, you will be eligible to participate in the TEGNA Executive Severance and Change in Control Severance Plans. Under the Executive Severance plan, if you are involuntarily terminated for any reason other than for cause, you will receive a severance benefit at one and a half times (1.5x) your base salary and three (3) year bonus average as defined by the plan. The Change in Control Plan would provide a severance benefit at two times (2x) your base salary and three (3) year average bonus as defined by the plan if you were terminated as a result of a change in control other than for cause.

Stock Ownership Guideline: The Company’s stock ownership guideline policy requires that you hold company stock at least one time (1x) your base salary. This includes any unvested PSUs that have been certified with the 2-year performance and unvested RSUs. If you fall below this guideline, you will be required to hold all after-tax shares you receive from the Company as compensation until you meet the guideline.

Benefits: Upon the appropriate waiting period for each plan and determined by your employment status and business unit, you will be eligible for the standard TEGNA benefits programs, including, but not limited to, health insurance, 401K, and life insurance. Please note that, if applicable, your health/dental/vision insurance begins on the first day of the month following your start date. Additional information regarding our employee benefits can be found in our Benefits Summary document, and details on enrollment, if applicable, will be provided after you start employment with us.

Paid Time Off: TEGNA promotes a flexible approach to time off by combining vacation, sick and floating holidays. Please refer to the PTO policy document in your offer letter package for the accrual schedule and additional details.

Offer Contingency: This offer is contingent upon successful completion of a pre- employment background investigation, and employment verifications. Failure to successfully meet these requirements will result in TEGNA rescinding this offer of employment.

Introductory Period and Evaluation: Your performance will be evaluated after the ninety (90) day introductory period and again at your annual review. Failure to successfully complete the introductory period may result in termination.

Confidentiality: You recognize and acknowledge that certain confidential business and technical information of TEGNA, including, but not limited to, information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, program strategies and information, databases and information systems, analyses, digital products, profit margins, or other proprietary information used by TEGNA, is a valuable, special and unique asset of TEGNA. You shall not, at any time, whether during or after your employment with TEGNA or any of its affiliates, use such information, or any part thereof, or disclose such information to any person, firm, corporation, association or other entity for any purpose other than for the benefit of TEGNA.

At-Will Employment: The terms contained in this letter are not to be construed as being or creating any terms and/or conditions of an employment contract, expressed or implied. This offer of employment is being made based in reliance on those assurances.

This employment relationship is considered “at will” and may be terminated by you or by us at any time.

Employment Agreement: You represent and warrant that you have the full legal right to enter into employment with TEGNA at this time, and that you have not made any commitments or entered into agreements (oral or written) with any other person or entity which currently are in effect and may be in conflict with your employment at TEGNA.

We look forward to having you join in what we expect will be a mutually rewarding relationship and productive experience. Should the terms of the offer be acceptable, we would appreciate you confirming your agreement within three (3) business days. If you have any questions, please feel free to contact me directly.

Best regards,

/s/ Dave Lougee
Dave Lougee
President and CEO
TEGNA

Acceptance
Signature:	/s/ Lauren S. Fisher	Date:	10/20/2023
Lauren Fisher